UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2017

PRECIPIO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36439	91-1789357
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Science Park, New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(203) 787-7888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On September 26, 2017, Precipio, Inc. (the “Company”) elected each of Douglas Fisher, M.D. and Jeffrey Cossman, M.D. to the Board of Directors of the Company (the “Board”) to fill existing vacancies on the Board, each to serve until the Company’s 2018 annual meeting of stockholders or his earlier resignation, retirement or removal. The Board also appointed Dr. Fisher to serve as a member of the Audit Committee and Compensation Committee of the Board and appointed Dr. Cossman to serve as a member of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee of the Board.

The Board has affirmatively determined that each of Dr. Fisher and Dr. Cossman is an independent director in accordance with the standards for independence set forth in the Nasdaq Stock Market Rules and, with respect to Dr. Fisher, the rules adopted by the Securities and Exchange Commission (the “SEC”) applicable to audit committee members.

Dr. Fisher is currently an Executive in Residence at InterWest Partners LLC, a venture capital firm, where he has worked since March 2009. Dr. Fisher also serves as the Chief Business Officer at Sera Prognostics, Inc., where he has worked since January 2015. Prior to joining InterWest, Dr. Fisher served as Vice President of New Leaf Venture Partners LLC, a private equity and venture capital firm, from January 2006 to March 2009. Prior to joining New Leaf, Dr. Fisher was a project leader with The Boston Consulting Group, Inc., a global management consulting firm, from November 2003 to February 2006. Dr. Fisher currently serves on the board of Obalon Therapeutics, Inc., Gynesonics, Inc., and Indi Molecular, Inc. and previously served on the board of QuatRx Pharmaceuticals Company, Cardiac Dimensions, PMV Pharmaceuticals, Inc. and Sera Prognostics, Inc. Dr. Fisher holds an A.B. and a B.S. from Stanford University, an M.D. from the University of Pennsylvania School of Medicine and an M.B.A. from The Wharton School of the University of Pennsylvania.

Dr. Cossman was a founder of, and served as Chief Executive Officer and Chairman of the Board at, United States Diagnostic Standards, Inc. from 2009 to 2014 and served as a member of the board of directors of The Personalized Medicine Coalition from 2008 to 2014. Prior to that, he served as Chief Scientific Officer and a member of the board of directors of The Critical Path Institute and as Medical Director of Gene Logic, Inc.; he was Professor and Chairman of the Department of Pathology at Georgetown University Medical Center and held the Oscar Benwood Hunter Chair of Pathology at Georgetown; and he served as Senior Investigator in Hematopathology at the National Cancer Institute. He is currently a medical advisor to Epigenomics AG. Dr. Cossman holds a B.S. from the University of Michigan and an M.D. from the University of Michigan Medical School. He is board-certified in pathology and trained in pathology and hematopathology at the University of Michigan, Stanford University and the National Institutes of Health.

Dr. Fisher and Dr. Cossman will be compensated for their service as non-employee directors under the Company’s policy for non-employee director compensation described in the Company’s Annual Report filed on April 13, 2017. In connection with the election of Dr. Fisher and Dr. Cossman and pursuant to this program, the Company granted to each of Dr. Fisher and Dr. Cossman an option to purchase 7,000 shares of the Company’s common stock under the Company’s 2017 Stock Option and Incentive Plan. The stock options vest monthly over a period of three years.

Neither Dr. Fisher nor Dr. Cossman is a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between either Dr. Fisher or Dr. Cossman and any other persons pursuant to which Dr. Fisher or Dr. Cossman was selected as a director of the Company.

A copy of the Company’s press release regarding the election of Dr. Fisher and Dr. Cossman is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by Precipio, Inc. dated October 2, 2017, furnished hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIPIO, INC.

By:	/s/ Ilan Danieli
Name:	Ilan Danieli
Title:	Chief Executive Officer

Date: October 2, 2017

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